Exhibit 99.1




                               Massey Energy Logo

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                                                           FOR IMMEDIATE RELEASE

                                                                        Contact:
                                                              Katharine W. Kenny
                                                    Director, Investor Relations
                                                                  (804) 788-1824

                        MASSEY ENERGY ANNOUNCES PROPOSED
                  PRIVATE OFFERING OF CONVERTIBLE SENIOR NOTES

Richmond, Virginia, March 31, 2004 - Massey Energy Company (NYSE:MEE) announced today that it proposes to make a private offering of $150 million principal amount of convertible senior notes due 2024 (plus up to an additional $25 million subject to the option of the initial purchasers). The Company intends to use the proceeds of the proposed offering for general corporate purposes, which may include using approximately $100 million for debt repayment and the buyout of equipment lease obligations.

The securities proposed to be offered have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities.

Massey Energy Company, headquartered in Richmond, Virginia, is the fourth largest coal company in the United States based on produced coal revenues.

FORWARD-LOOKING STATEMENTS: The foregoing release contains forward-looking statements. Such forward-looking statements reflect current analysis of existing information. Caution must be exercised in relying on forward-looking statements. No assurance can be given that the proposed offering can be completed on acceptable terms or that proceeds of the offering will be used as described herein. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements can be found in press releases as well as Massey's public periodic filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K filed on March 15, 2004. Such filings are available either publicly or upon request from Massey's Investor Relations Department: (866) 814-6512. Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please contact: Investor Relations, Katharine W. Kenny,
(804) 788-1824, of Massey or e-mail the Company at www.masseyenergyco.com.

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